CONSENT OF INDEPENDENT ACCOUNTANTS



Evergreen Income and Growth Fund


     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 28 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 26, 1997, relating to the financial statements and financial highlights appearing in the July 31, 1997 Annual Report to the Board of Trustees and Shareholders of Evergreen Income and Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the referenced to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Auditors," and "Financial Statements" in the Statement of Additional Information.

Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York
November 28, 1997